SHARE EXCHANGE AGREEMENT

THIS AGREEMENT made as of the 31st day of January 2005.

AMONG:

CHINA CANADA ENERGY CORP., a company incorporated pursuant to the laws of the Province of British Columbia, having an office at 810-1708 Dolphin Avenue Kelowna, B.C.  V6E 2C9

(“CCE”)

AND:

PERMISSION MARKETING SOLUTIONS INC. a company incorporated pursuant to the laws of the Province of British Columbia, having its registered office at 700 – 625 Howe Street Vancouver, British Columbia V6C 2T6.

(“Permission”)

AND:

THE SHAREHOLDERS OF CCE, as listed as signatories hereto

(the “Shareholders”)

WHEREAS:

A.

Pursuant to a production sharing contact dated October 10, 2003 between China United Coalbed Methane Corporation Ltd. (“CUCBM”) and Gladstone Power Corporation (“Gladstone”) (the “PSC Agreement”) Gladstone was granted the exclusive right to develop a coalbed methane project (“CBM”) in Huangshi, China (the “Huangshi Project”)

B.

Pursuant to an agreement between CCE and Gladstone dated October 1, 2004 (the “Assignment Agreement”) Gladstone assigned all of its rights in the PSC Agreement to CCE;

C.

Pursuant to a memorandum of understanding signed on October 12, 2004 between the People’s Government of Chenzhou Municipality, Hunan Province, China (“PGC”) and CCE (the “MOU”) PGC and CCE have jointly agreed to work together to apply to the CUCBM for a mine exploitation certificate for a CBM project in Chenzhou, China (the “Chenzhou Project”); and

D.

The Shareholders have agreed to sell all of their shares in the capital of CCE to Permission.

NOW THEREFORE in consideration of the purchase price to be paid by Permission to the Shareholders, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

1.

DEFINITIONS

1.1

Where used herein or in any schedules or amendments hereto, the following terms shall have the following meanings:

“Assets” means all of the rights of CCE under the Contracts, all as listed in Schedule “A” hereto;

“Assignment Agreement” means that asset transfer agreement dated October 1, 2004 (as amended January 31, 2005) among CCE, Gladstone and the shareholders of Gladstone, wherein CCE was assigned all the right, title and interest in the PSC Agreement and any rights Gladstone may have in the MOU, a copy of which is attached hereto as Schedule “D” hereto;

“Bonus Shares” mean those 400,000 common shares in the capital of Permission to be issued by Permission to RD Capital Inc. and Providence Securities Ltd. (the “Lenders”) pursuant to that Bridge Loan Agreement between CCE and the Lenders dated of even date hereto, in partial consideration for the risks associated with the Lenders’ loan of US$400,000 to CCE for its use in securing interests in the Projects;

“CCE Financial Statements” means the audited and unaudited financial statements of CCE to be delivered prior to closing hereunder;

“CCE Shares” means all of the issued and outstanding shares in the capital of CCE, as presently owned by the Shareholders.

“Closing Date” has the meaning ascribed thereto in section 10.1;

“Contracts” mean collectively the PSC Agreement, Assignment Agreement, and the MOU, together with all other agreements and contractual rights held by CCE with respect to the Projects, as listed in Schedule “A” hereto;

“CUCBM” means China United Coalbed Methane Corporation Ltd.;

“Exchange” means the TSX Venture Exchange;

“Exchange Policies” mean the policies, forms and appendices set forth in the Exchange’s Corporate Finance Manual;

“Gladstone” means Gladstone Power Corporation – USA Holdings LLC, of 5330 Montose Drive, Dallas Texas USA, a private Nevada limited liability company;

“MOU” means the memorandum of understanding pertaining to the Chenzhou Project, dated October 12, 2004 between PGC and CCE, a copy of which is attached hereto as Schedule “C” hereto;

“Payment Shares” means the 10,000,000 common shares in the capital of Permission to be issued as part of the Purchase Price to the Shareholders;

“Permission Financial Statements” mean the consolidated audited financial statements of Permission for its most recently completed fiscal year, and the unaudited financial statements of Permission for the most recently completed fiscal quarter, as the same are posted on SEDAR;

“Principal Shareholders” means each of Dev Randhawa, Tom Hogan and Jeff Gould;

“Projects” means collectively the Huangshi Project and the Chenzhou Project;

“PSC Agreement” means the production sharing contact pertaining to the Huangshi Project dated October 10, 2003 between CUCBM and Gladstone, a copy of which is attached hereto as Schedule “B” hereto;

“Purchase Price” means the consideration to be paid by Permission to the Shareholders in consideration of the CCE Shares, being the Payment Shares and the payment on behalf of the Shareholders to a third party of US$200,000 as owing under the Assignment Agreement; and

“Securities Escrow Agreement” means the form of escrow agreement dictated by Exchange Policies that will apply to the Payment Shares, being either a Value Security Escrow Agreement or a Surplus Security Escrow Agreement as determined by the Exchange.

2.

PURCHASE AND SALE

2.1

Subject to the terms and conditions set forth in this Agreement, the Shareholders agree to sell, assign and transfer to Permission, and Permission agrees to purchase from the Shareholders, all of the Shareholder’s right, title and interest in and to the CCE Shares for and in consideration of the Purchase Price, to be paid as follows:

(a)

US$200,000 in payment of the monies due to  Mr. Michael Aloyan (in settlement of CCE’s obligation assumed under the Assignment Agreement), on closing; and

(b)

the Payment Shares on the conditions set forth in section 2.2.

2.2

The Shareholders acknowledge that the Payment Shares will be issued subject to the following restrictions:

(a)

escrow requirements as imposed by the Exchange; such that a Securities Escrow Agreement will apply to the Payment Shares;

(b)

such hold periods imposed by the Exchange and applicable securities legislation (being four months from the date of issuance); and

(c)

additional escrow requirements imposed by a separate agreement (the “Earn-Out Escrow Agreement”) whereby the Payment Shares will be released therefrom on the following basis:

(i)

2,500,000 Payment Shares, on the Closing Date, in consideration of the Huangshi Project;

(ii)

1,500,000 Payment Shares, on the Closing Date, in consideration of the Chenzhou Project;

(iii)

an additional 2,000,000 Payment Shares upon a production sharing contract being granted by the CUCBM with respect to the Chenzhou Project; and

(iv)

the balance of 4,000,000 Payment Shares upon receipt of an independent geological report confirming the presence of coal bed methane in either of the Projects, and recommending additional work to further explore for or develop such coal bed methane.

2.3

The parties agree the Payment Shares will be issued at the deemed price of $0.15 per share.  The Payment Shares will be allocated among the Shareholders in the manner set forth in section 10.2(b)(vi) hereof.

2.4

Permission shall be responsible for any sales, use or transfer tax imposed by or payable to any governmental entity solely in connection with the purchase of the CCE Shares.  The Shareholders shall be solely responsible for any capital gains or income tax incurred or payable as a result of their disposing of the CCE Shares.

3.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PRINCIPAL SHAREHOLDES

3.1

The Principal Shareholders hereby represent, warrant and covenant in favour of Permission that:

(a)

CCE has or will have at Closing the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby, including all necessary shareholder and director approvals;

(b)

CCE holds all of its right, title and interest in and to the Assets free and clear of any actual, pending, or threatened liens, charges, claims, options, set-offs, and encumbrances of every nature; and no person or company has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to purchase or otherwise acquire any of the Assets or an interest therein;

(c)

CCE has not sold, assigned, transferred, disposed, mortgaged, pledged, charged, leased or otherwise encumbered, or agreed to sell, assign, transfer, dispose of, mortgage, pledge, charge,   lease or otherwise encumber, any of the Assets;

(d)

there are no actions, suits, proceedings or investigations pending or, to the knowledge of CCE, threatened against or affecting CCE or the ownership of the Assets, at law or in equity, before or by any court, administrative agency or other tribunal or any governmental authority, of which CCE has not advised Permission; and to the best of their knowledge, there is no basis for any present or future action, suit, proceeding or claim;

(e)

CCE is not party to or bound by any contract or agreement affecting the Assets or otherwise, save and except for those contracts listed in Schedule “A” hereto;

(f)

each of the Contracts are in good standing and CCE is not in breach of any of the terms of each Contract, and no event or condition has occurred which, either immediately or after notice or lapse of time or both, could give rise to the cancellation or termination of any of the Contracts or the inability of CCE to exercise any of its rights thereunder;

(g)

CCE will hold by the Closing Date, the necessary business licence(s) which will enable it to perform its obligations under the Contracts;

(h)

CCE will operate and use the Assets and conduct the Business in compliance with all applicable laws and regulations of each jurisdiction in which the Assets are located;

(i)

CCE’s Financial Statements are true and correct in every material respect, were prepared in accordance with generally accepted accounting principles and fairly reflect the business, property, assets and financial position of CCE as at the date of the statements and the results of its operations for the period then ended and there are no liabilities of CCE, contingent or otherwise, not reflected in CCE’s Financial Statements, other than those incurred in the ordinary course of business;

(j)

other than as set forth in CCE’s Financial Statements, CCE has no material obligations of indebtedness nor is it in the process of entering into any such obligations.  Furthermore, CCE is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any life commitment, except as otherwise disclosed herein;

(k)

they will cause CCE to take all actions required under its constating documents to approve the transfer of the CCE Shares by the Shareholders to Permission as contemplated by this Agreement;

(l)

they know of no fact pertaining to, nor any material adverse change in the nature or condition of CCE, or of any of the Assets or of the Projects being carried on by CCE, nor is there any development or threatened or probable development of which any of them has been made aware which might reasonably be expected to adversely affect CCE, any of the Assets or the business being carried on by CCE which could reasonably impact on Permission’s decision to acquire the CCE Shares;

(m)

neither the Shareholders nor any other person have or will have any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require CCE to allot or issue any further or other shares or any other security or other instrument convertible or exchangeable into shares or to convert or exchange any security or other instrument into or for shares or for the allotment or issuance of any unissued shares of CCE;

(n)

there are no other outstanding agreements or options to acquire or purchase any interest or any right in or to the Assets, and no person has any royalty or other interest whatsoever in the Assets or any production therefrom except as referred to in the Contracts and applicable government royalties, fees, taxes or charges.

4.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS

4.1

Each Shareholder represents and warrants to Permission that, for himself:

(a)

he is the sole legal and beneficial owner of the CCE Shares registered in his name, free and clear of all liens, claims, charges and encumbrances of whatsoever nature and kind;

(b)

he has the full and absolute right, power and authority to enter into this Agreement on the terms and subject to the conditions herein set forth, to carry out the transactions contemplated hereby and to transfer the legal and beneficial title and ownership of his CCE Shares to Permission;

(c)

no shareholder agreement or other contracts are in effect which affect transferability of his CCE Shares.

5.

ADDITIONAL COVENANTS OF THE SHAREHOLDERS AND CCE

5.1

In addition to any of their respective covenants appearing elsewhere in this Agreement, the Shareholders, jointly and severally, and CCE (where applicable) further covenant and agree with Permission as follows:

(a)

the Shareholders will cause CCE to take all actions required under its constating documents to approve the transfer of the CCE Shares by the Shareholders to Permission as contemplated by this Agreement;

(b)

the Shareholders will cause CCE, at all reasonable times prior to the Closing Date, to provide Permission with full access to such records of CCE and to furnish Permission with such information with respect thereto and with respect to any other matters pertaining to CCE as Permission may reasonably require; provided that any information which Permission and its directors and officers has received is confidential and will not be released to any other party or parties nor will it be used by Permission or its directors or officers for their own benefit without the permission of the Shareholders;

(c)

CCE will not, while this Agreement is in force unless it first receives the written consent of Permission, such consent not to be unreasonably withheld:

(i)

incur any indebtedness or guarantee the obligations of any other party;

(ii)

amend its Memorandum or Articles;

(iii)

issue any additional shares;

(iv)

issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital of any class might be directly or indirectly authorized, allotted, issued or transferred;

(v)

declare or pay any dividends or make any other distribution or appropriation of profits on capital; or

(vi)

enter into any contract not in the ordinary course of its business,

(d)

from and after the date of this Agreement, the Shareholders will use their best efforts to cause CCE to carry on CCE’s business in the ordinary course and to notify Permission in writing of any event or occurrence which has or which might reasonably be expected to have a material adverse effect on CCE, its business or results of operations.

6.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF PERMISSION

6.1

Permission represents and warrants to CCE and the Shareholders that:

(a)

it is a valid and subsisting corporation duly incorporated under the laws of the Province of British Columbia and is in good standing with respect to the filing of annual reports with the British Columbia Registrar of Companies;

(b)

it is a “reporting issuer” (as the term is defined in the Securities Act, British Columbia) in each of British Columbia and Alberta;

(c)

its common shares are listed and trade on the Exchange on the NEX Board;

(d)

Permission has an authorized share capital of 100,000,000 common shares without par value of which 7,080,378 common shares are issued and outstanding as of the date of this Agreement;

(e)

there are no outstanding options, warrants or other rights exchangeable for or convertible into shares of Permission;

(f)

Permission’s Financial Statements filed on SEDAR are true and correct in every material respect and represent fairly and accurately the financial condition and position of Permission as at the dates thereof; and no material undisclosed changes have occurred since the date thereof, including no material increase in liabilities;

(g)

entering into this agreement and completing the transactions proposed hereunder will not conflict with, and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which Permission is a party;

(h)

Permission is not in default of its listing agreement with the Exchange and it is in good standing with the British Columbia and Alberta Securities Commissions; and

(i)

Permission is not a party to or subject to any outstanding judgments, lawsuits or proceedings and, to the best of Permission’s knowledge, there are no pending lawsuits or proceedings nor any basis therefor.

7.

ADDITIONAL COVENANTS OF PERMISSION

7.1

In addition to any of its covenants appearing elsewhere in this Agreement, Permission further covenants and agrees with the Shareholders and CCE that it:

(a)

will, at all reasonable times prior to the Closing Date, provide the Shareholders with full access to such records of Permission and to furnish the Shareholders with such information with respect thereto and with respect to any other matters pertaining to Permission as the Shareholders may reasonably require; provided that any information which the Shareholders receive is confidential and will not be released to any other party or parties nor will it be used by the Shareholders for their own benefit without the permission of Permission;

(b)

will forthwith take steps to convene a general meeting of its shareholders at the earliest opportunity (including, without limitation, the preparation of an information circular and all other necessary documents), and shall use its best efforts to obtain the approval by the shareholders to the terms of this Agreement;

(c)

will forthwith use its best efforts to obtain the necessary approval of the Exchange to the terms of this Agreement;

(d)

will use its reasonable best commercial efforts to satisfy all of the conditions precedent that are to be satisfied by it, set forth in section 8;

(e)

will, upon receipt of Exchange approval, issue the Bonus Shares to the Lenders; and

(f)

will not, prior to the Closing Date, except as contemplated in this Agreement, or with the prior written consent of the Shareholders:

(i)

make any employment contracts or other arrangements with any officers, agents, servants or employees of Permission;

(ii)

make or assume any commitment, obligation or liability which is outside of the usual and ordinary course of the business of Permission and for the purpose of carrying on the same, but Permission will operate its properties and carry on its business as heretofore and will maintain all of its properties, rights and assets in good order and repair;

(iii)

declare or pay any dividends on shares in the capital of Permission or make any other distributions or appropriations of profits or capital;

(iv)

make any change to its Memorandum or Articles or any other constating documents from the date first written above to the Closing Date;

(v)

create or assume any indebtedness or guarantee the obligations of any third party;

(vi)

sell or otherwise in any way alienate or dispose of or encumber any of its assets; or

(vii)

sell or distribute any securities of its own issue.

8.

CONDITIONS PRECEDENT

8.1

The proposed purchase and sale of the CCE Shares is subject to the following conditions precedent:

(a)

the tendering of resignations on the Closing Date of all of Permission’s current directors and the appointment of replacement representatives by the Shareholders to Permission’s board of directors;

(b)

the tendering of resignations by all officers of Permission, and the appointment of replacement officers by the new board of directors;

(c)

Permission raising, prior to the Closing Date in one or more offerings at least $5,000,000, which funds will be allocated for and used to (i) close this Agreement; and (ii) continue development of the Projects;

(e)

Permission changing its name to China Canada Energy Inc. or such other name acceptable to the Shareholders;

(f)

the passing of resolutions by the shareholders of Permission approving the transactions contemplated hereby;

(g)

the reservation by Permission of the maximum number of incentive stock options available for new directors, officers and employees of Permission at an option price being not less than the strike price of the first private placement undertaken by Permission following the execution of this Agreement;

(h)

written consent of CUCBM to the assignment of the PSC Agreement to CCE;

(i)

written confirmation from CUCBM that the PSC Agreement is in good standing;

(j)

receipt of written notice from the Exchange that it has accepted for filing the terms of this Agreement. CCE, the Shareholders and Permission will use their collective best efforts to obtain such approval as expeditiously as is reasonably possible;

(k)

delivery by Permission of all the closing documents referred to in section 10.2(b); and

(l)

delivery by CCE and the Shareholders of all the closing documents referred to in section 10.2(a).

8.2

Any of the above conditions may be waived by the party in whose favour the condition is granted.

8.3

Permission agrees to prepare and submit all documents and reports as may be required to obtain Exchange approval to the transactions contemplated hereby.

9.

ADVANCEMENT OF FUNDS

9.1

The parties recognize that the Acquisition is subject to the approval of the Exchange and that such approval may take a considerable length of time or not be received at all.  Permission recognizes that CCE will require funds to maintain and advance its interests in the Projects pending receipt of Exchange approvals; and as such hereby agrees to advance to CCE by way of loan the minimum sum of US$1,500,000 (the “Loan”) pursuant to the terms and conditions of a loan agreement between CCE and Permission dated of even date hereto, which Loan will be used in part to meet any current and future obligations of CCE under the Contracts. All funds paid by Permission on behalf of CCE will form part of the Loan. Permission agrees to advance the Loan to CCE by June 30, 2005 on the condition that in the event the Closing Date has not occurred by October 31, 2005 then the parties who advanced funds to Permission by way of loans or private placements (“Investors”) shall, on a prorata basis, be entitled to own 100% of the Loan and Permission shall have no further obligations to CCE or the Investors.

9.2

Permission acknowledges that CCE has or will concurrently upon the execution of this Agreement borrow from the Lenders the sum of US$400,000; and Permission confirms its obligation to issue the Bonus Shares as partial consideration for such loan, and acknowledges that the Loan from Permission to CCE will be used partially to repay the said US$400,000 loan to the Lenders.

10.

CLOSING

10.1

The completion of the transactions contemplated hereby will occur on the date that is five calendar days following the day upon which all of the conditions precedent pursuant to Part 8 of this Agreement have been satisfied or waived, or such earlier or later date as Permission and the Shareholders may agree (the “Closing Date”).

10.2

The closing of the transactions contemplated herein will be completed on the Closing Date at the offices of the solicitors for Permission and at such time:

(a)

CCE and the Shareholders will deliver or cause to be delivered to Permission:

(i)

certified copies of the resolutions of the directors of CCE approving all of the transactions contemplated in this Agreement;

(ii)

a certificate of the Principal Shareholders confirming that their representations and warranties set out in this Agreement are true and complete as of the Closing Date;

(iii)

certificates representing the CCE Shares duly executed by the Shareholders for transfer to Permission;

(iv)

new or replacement share certificates representing the CCE Shares issued in the name of Permission;

(v)

a signed Securities Escrow Agreement and a signed Earn-Out Escrow Agreement pertaining to the Payment Shares;

(vi)

written confirmation by CUCBM that: (A) the PCS Agreement has been assigned to CCE; and (B) CCE is in good standing with respect to the PSC Agreement;

(vii)

evidence satisfactory to Permission of CCE’s ability to carry on business in China; including the necessary business licenses, permits and authorizations needed to undertake work on and to explore and develop the Projects;

(viii)

CCE Financial Statements to a date within 60 days of the Closing Date;

(ix)

opinions of counsel to CCE in form and content reasonably satisfactory to the solicitors for Permission;

(x)

consents to act as directors of Permission from the three nominees of the Shareholders; and

(xi)

such further documents as Permission or its solicitors may reasonably require to give effect to the provisions hereof.

(b)

Permission will deliver or cause to be delivered to CCE and/or the Shareholders:

(i)

a copy of the Exchange’s approval to the terms of this Agreement;

(ii)

a signed Securities Escrow Agreement and a signed Earn-Out Escrow Agreement;

(iii)

a certified copy of the directors resolution of Permission approving all of the transactions contemplated in this Agreement, including, without limitation, the acquisition of the CCE Shares, and the appointment of the Shareholders’ representatives to the board of directors of Permission;

(iv)

the approval of the shareholders of Permission to the purchase of the CCE Shares, the issuance of the Payment Shares, any change of control resulting therefrom, and any change of Permission’s corporate name;

(v)

a certificate of an officer of Permission confirming, among other things, that Permission’s representations and warranties herein are true and complete as of the Closing Date;

(vi)

the Payment Shares, pro rata as to the Shareholder’s respective equity interests in CCE, as follows to and in the name of the Shareholders or as directed by each Shareholder:

Shareholder	Percentage Interest in CCE	Number of Payment Shares to be Received
Dev Randhawa	50%	5,000,000
Tom Hogan	25%	2,500,000
Jeff Gould	25%	2,500,000

(vii)

evidence that the US$200,000 payable to or on account of Mr. Michael Aloyan has been satisfied;

(viii)

evidence of having raised, or received commitments for, an aggregate of US$5,000,000 in equity financings, which funds will be available for use by CCE in developing the Projects;

(ix)

an opinion of Permission's solicitors in form and content reasonably satisfactory to the solicitors for CCE;

(x)

resignations of all directors and officers of Permission; and

(xi)

such further documents as may be required by CCE or its solicitors may reasonably require to give effect to the provisions hereof.

11.

INCOME TAX CONSIDERATIONS

11.1

The parties intend that, to the greatest extent possible, the transaction contemplated herein not give rise to any Canadian income tax liability whatsoever; it being understood and agreed that the transaction contemplated herein may be modified to minimize any tax payable.

11.2

The parties acknowledge that a different structure for the transfer of the CCE Shares may be required due to Canadian tax law or the convenience of the parties, and that if warranted, will be implemented by the parties.

12.

GENERAL PROVISIONS

12.1

Any controversy or claim arising out of or in relation to this Agreement, including, but not limited to, its existence and legal validity, shall be finally settled by a single arbitrator in accordance with the rules of the Commercial Arbitration Act, British Columbia. The substantive law governing this Agreement and the annexes hereto shall be the laws of the Province of British Columbia.  The parties expressly agree to confer upon the arbitrators the powers to fill gaps, cure contractual omissions and to perform all other activities which they may deem necessary and/or opportune.  The place of arbitration shall be at Vancouver, B.C.  The parties undertake to fully and punctually abide by the award rendered by the arbitrators.  Failing such a voluntary compliance, judgment upon the award or any other appropriate procedure may be entered or sought in any court having jurisdiction thereof to secure enforcement of said award.

12.2

The waiver by a party hereto of a breach of any term or condition contained in this Agreement shall not be deemed to be a waiver of such term or condition or of any subsequent breach of the same or of any other term or condition herein contained.  No term or condition of this Agreement shall be deemed to have been waived unless such waiver shall be in writing.

12.3

Each of the parties covenant and agree to execute and deliver such further and other agreements or documents and to cause to be done and performed any further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement.

12.4

This Agreement and the documents referred to herein or annexed hereto constitute the entire, full and complete agreement among the parties concerning the subject matter hereof and supersede all prior agreements.

12.5

This Agreement may be executed in counterpart and by facsimile, all of which counterparts taken together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF the parties hereto have caused their duly authorized officers to execute on their behalf as of the day and year first above written.

CHINA CANADA ENERGY CORP.

By Its Authorized Signatory:

________________________________________

PERMISSION MARKETING SOLUTIONS INC.

By Its Authorized Signatory:

________________________________________

THE SHAREHOLDERS:

________________________________

_________________________________

Tom Hogan

Jeff Gould

________________________________

Dev Randhawa

SCHEDULE “A”

LIST OF ASSETS

The Assignment Agreement

The PSC Agreement

MOU

SCHEDULE “B”

PSC AGREEMENT

SCHEDULE “C”

MOU

SCHEDULE “D”

ASSIGNMENT AGREEMENT